UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(D) of the Securities Exchange Act of 1934

AUGUST 19, 2009

DATE OF REPORT (Date of earliest event reported)

IPTIMIZE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52830	84-1471798
(State of Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification)

1720 Bellaire Street, Suite 200, Denver, CO 80222

(Address of principal executive offices, including zip code)

(303) 268-3600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On August 19, 2009, IPtimize, Inc., a Delaware corporation (the “Company”) was unable to reach a suitable agreement regarding the services being provided to the accounts being serviced from the August 2009 acquisition of American Fiber Systems, Inc’s (“AFS”) IDCOM assets and accounts. The revenue on these accounts was $64,900 per month and the direct costs and charges from AFS has been in excess of $61,000 per month, therefore providing minimal contribution margin. We have been negotiating for credits on these costs we have not been able to come to an agreement and have sold the customers to an outside third party for a monthly percentage of the revenue. We believe that this sale of customers will increase the profit margin of the Company even with the loss of revenue.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 17, 2009, as part of the sale of the AFS assets, Ron Pitcock, resigned as the Chief Executive Officer, and Chairman of the Board, of IPtimize, Inc. (the “Company”). Mr. Pitcock’s resignation was not due to any disagreement or dispute with the Company.

(c) On August 17, 2009, Stanley F. McGinnis was elected Chairman of the Board of Directors and interim Chief Executive Officer. Mr. McGinnis has been a Director of the Company since May, 2008 and is the Chief Executive Officer and principal stockholder of Secure Signals International, Inc., a cable risk management company that developed an industry-unique theft of services program resulting in the collection of over $300 million in stolen signal revenue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Iptimize, Inc.

Date: August 21, 2009	By:	/s/ Donald W. Prosser
	Name:	Donald W. Prosser
	Title:	Chief Financial and Accounting Officer